Principal Amount: $200,000	[Issue Date: January 31,2008]

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, CONO ITALIANO INC., a Delaware corporation (the “Maker”), hereby promises to pay to MEGK GROUP LLC (the “Payee” or “Holder”) on demand, the sum of Two Hundred Thousand Dollars ($200,000), with simple interest accruing thereon at eight percent (8%) per annum.

Usury Saving Clause. All agreements in this note are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, for any circumstance whatsoever, fulfillment of any provision of this note at the time performance of such provision shall be due shall involve exceeding any usury limit prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if from any circumstance whatsoever, Holder shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Maker.

Conversion Features of the Note. At the option of the Holder, all or any portion of the unpaid principal amount of this note may, upon the surrender of this note to the Maker for conversion, be converted into Maker’s common stock at a fixed conversion price equal to the lesser of (i) $.001 per share or (ii) par value per share. The holder is not entitled to convert the note, if the number of shares of common stock beneficially owned by the holder and its affiliates, including shares to be issued upon conversion of the note would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding common stock on that date. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99%, but not in excess of 9.99% fully-paid, non-assessable shares of Maker’s common stock. Moreover, the conversion features of this note are intended to allow the Holder to convert into shares of Maker’s common stock or, in the case of a subsequent business combination, the shares of Maker’s parent corporation’s common stock at par value.

Conversion and Delivery. Notice of Conversion may be given at any time after the date hereof The Maker shall convert this note pursuant to such Notice of Conversion into shares of Maker’s common stock in accordance herewith. No fractional shares of common stock shall be issued upon conversion of this note. The Holder expressly waives his rights to receive a certificate for any fractional shares. If less than all of the unpaid principal amount evidenced by this note shall be converted, the Maker will, upon such exercise of the conversion privilege, execute and deliver to the Holder hereof a new note evidencing the remaining amount of principal then outstanding.

IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by an authorized officer as of December 28, 2007.

MAKER.
Cono Italiano LLC

By:
Mitch Brown